Exhibit 99.1
Zura Bio Reports Third Quarter 2026 Financial Results and Recent Corporate Updates

•TibuSHIELD topline data in hidradenitis suppurativa (HS) remains on track for Q4 2026; enrollment completed with 247 participants randomized, exceeding target
•TibuSURE topline data in systemic sclerosis (SSc) remains on track for H1 2027; enrollment completed with 91 participants randomized, exceeding target
•NEXUS-PMR, a Phase 2 study evaluating tibulizumab in polymyalgia rheumatica (PMR), remains on track to initiate by year-end 2026
•Cash and cash equivalents of $187.7 million as of September 30, 2026, which is expected to fund planned operations through at least the end of 2028

HENDERSON, Nev.--(BUSINESS WIRE)--October 27, 2026-- Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical‑stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced financial results for the third quarter ended September 30, 2026, and provided recent corporate updates.

“Our team continues to execute efficiently on our development plan for tibulizumab, and we are excited as we enter this data-rich period for the company. We are on track to report topline results from our TibuSHIELD study in HS later this quarter, followed by topline results from our TibuSURE study in SSc in the first half of 2027,” said Sandeep Kulkarni, M.D., co-founder and Chief Executive Officer of Zura. “We continue to believe deeply in tibulizumab’s potential to address complex immune biology and unmet needs across indications, including in PMR, where we will be starting the NEXUS-PMR study by end of year. With cash runway sufficient to deliver results from all three studies, Zura is in a great position to deliver on tibulizumab’s unique potential.”

PROGRAM UPDATES

Tibulizumab (ZB‑106)

Both ongoing Phase 2 studies of tibulizumab, a bispecific antibody designed to neutralize interleukin-17 (IL-17) and B-cell activating factor (BAFF), are fully enrolled and progressing toward topline data, and Zura also remains on track to initiate a Phase 2 study in PMR, the third indication for tibulizumab, by year-end 2026.

•TibuSHIELD (HS): The Phase 2 clinical study evaluating tibulizumab in adults with hidradenitis suppurativa completed enrollment in June 2026 with 247 participants, exceeding its target. Topline data remains on track for the fourth quarter of 2026 and will include the primary endpoint, percent change from baseline in total abscess and inflammatory nodule count at Week 16, as well as the proportion of participants achieving HiSCR50 or HiSCR75.
•TibuSURE (SSc): The Phase 2 clinical study evaluating tibulizumab in adults with early diffuse cutaneous systemic sclerosis completed enrollment in July 2026 with 91 participants, exceeding its target. Topline data remains on track for the first half of 2027 and will include the primary endpoint, change from baseline in modified Rodnan Skin Score (mRSS) at Week 24, as well as measures of lung involvement.
•NEXUS-PMR (PMR): The Phase 2 clinical study evaluating tibulizumab in adults with polymyalgia rheumatica, an inflammatory disease in which most patients remain dependent on long-term glucocorticoids, has been cleared by the U.S. Food and Drug Administration (FDA) to proceed under an Investigational New Drug application and remains on track to initiate by year-end 2026.

Tibulizumab is an investigational compound and has not been approved for marketing by the FDA or any other regulatory authority.

Additional Clinical-Stage Product Candidates

In addition to tibulizumab, Zura is continuing its evaluation of potential development approaches for torudokimab (ZB‑880) and crebankitug (ZB‑168), informed by current clinical and translational evidence and ongoing assessment of the evolving competitive landscape.

THIRD QUARTER 2026 FINANCIAL RESULTS

Cash Position

As of September 30, 2026, Zura had cash and cash equivalents of $187.7 million. Zura expects that its existing cash and cash equivalents are sufficient to support planned operations through at least the end of 2028.

Research and Development (R&D) Expenses

R&D expenses were $19.5 million for the third quarter of 2026, compared to $11.9 million for the same period in 2025. The increase was primarily driven by the continued execution of Zura’s Phase 2 tibulizumab clinical programs as well as start-up activities for NEXUS-PMR.

General and Administrative (G&A) Expenses

G&A expenses were $9.3 million for the third quarter of 2026, compared to $7.6 million for the same period in 2025. The increase was primarily due to higher professional fees.

Net loss for the third quarter of 2026 was $25.8 million, or $0.20 per share, compared to $18.0 million, or $0.21 per share, for the same period in 2025.

ABOUT ZURA
Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. Zura’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). A third Phase 2 clinical study in polymyalgia rheumatica (PMR), NEXUS-PMR, is planned to begin by year-end 2026. Additional product candidates torudokimab (ZB-880) and crebankitug (ZB-168) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute “forward‑looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “anticipate,” “believe,” “continue,” “could,” “designed to,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “should,” “will,” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward‑looking statements include, but are not limited to, statements regarding the development and potential therapeutic benefits of Zura’s product candidates; the initiation, timing, progress, design and results of Zura’s current and future clinical trials, including the anticipated reporting of data therefrom; the planned expansion of Zura’s product candidates into additional indications; Zura's evaluation of potential development approaches for its product candidates; the sufficiency of Zura’s cash resources and projected cash runway; and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward‑looking statements. Risks and uncertainties that may cause actual results to differ materially include, but are not limited to: uncertainties inherent in the development of therapeutic product candidates, such as the risk that one or more of Zura’s current or future product candidates may not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, including signals of safety, activity or durability of effect observed in preclinical studies or earlier clinical trials, may not be replicated or may not continue in ongoing or future studies or clinical trials; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, may not be predictive of results in Zura’s current or future clinical trials; the risk that Zura’s product candidates or procedures in connection with their administration may not have the safety or efficacy profiles anticipated; risks related to the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; uncertainties related to the timing and outcome of the regulatory approval process; unexpected litigation or other disputes; the impact of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties described in Zura’s Annual Report on Form 10‑K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. Any forward‑looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof. Zura assumes no obligation to, and does not intend to, update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investor and media inquiries:
ir@zurabio.com

ZURA BIO LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$187,652	$109,407
Prepaid expenses and other current assets	3,940	2,903
Total current assets	191,592	112,310
Property and equipment, net	153	126
Other assets	2,884	1,512
Total assets	$194,629	$113,948

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$16,969	$12,410
Total current liabilities	16,969	12,410
Total liabilities	16,969	12,410

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 96,306,411 and 73,680,710 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	10	7
Additional paid-in capital	478,549	326,078
Accumulated deficit	(300,899)	(224,547)
Total shareholders’ equity	177,660	101,538
Total liabilities and shareholders’ equity	$194,629	$113,948

ZURA BIO LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$19,491	$11,948	$54,943	$31,126
General and administrative	9,282	7,571	28,650	25,709
Total operating expenses	28,773	19,519	83,593	56,835
Loss from operations	(28,773)	(19,519)	(83,593)	(56,835)
Other (income), net
Interest income	(1,759)	(1,526)	(4,998)	(5,060)
Other expense (income), net	32	47	(941)	(300)
Total other (income), net	(1,727)	(1,479)	(5,939)	(5,360)
Loss before income taxes	(27,046)	(18,040)	(77,654)	(51,475)
Income tax benefit	(1,221)	—	(1,302)	—
Net loss	$(25,825)	$(18,040)	$(76,352)	$(51,475)
Accretion of redeemable noncontrolling interest to redemption value	—	(2,828)	—	(2,828)
Adjustment of redeemable noncontrolling interest	—	831	—	831
Net loss attributable to Class A Ordinary Shareholders of Zura	$(25,825)	$(20,037)	$(76,352)	$(53,472)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(0.20)	$(0.21)	$(0.62)	$(0.57)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	127,712,533	94,564,632	122,303,170	93,941,675